EXHIBIT 10.4

                           Wire One Technologies, Inc.
                                 225 Long Avenue
                           Hillside, New Jersey 07205

                                                 April 24, 2002

Mr. Lewis Jaffe
47 Gerald Road
Marblehead, MA  01945


Dear Lew:

      This letter, when accepted by you, shall constitute an employment agreement between Wire One Technologies, Inc. (the "Company") and you. The Company and you hereby agree as follows:

      1. The Company hereby employs you as President and Vice Chairman for the two-year period (herein called the "Employment Period") commencing on the date hereof (the "Start Date"). Your responsibilities shall encompass supervision of the Company's finance, investor relations, public relations, marketing and business development functions. You accept such employment and agree to diligently and faithfully perform such services as shall from time to time be reasonably assigned to you, consistent with your position and title, by, or pursuant to a resolution of, the Company's Board of Directors or its senior management, and to diligently and faithfully devote your entire business time, skill and attention to the performance of such services. You shall report to the Company's Chairman and Chief Executive Officer.

      2. (a) Your base salary compensation during the Employment Period ("Base Salary") shall be payable at the annual rate of $250,000.

            (b) You shall be entitled to receive such cash bonuses as the Company may, from time to time and in its sole discretion, determine. You shall, in any event, be entitled to receive a cash bonus ("Formula Bonus") in the amount of $20,000 with respect to any full calendar quarter during the Employment Period, commencing on July 1, 2002, based upon, and payable only upon, satisfaction of the following conditions (the "Performance Conditions"):
(i) the Company's net revenues exclusive of revenues from discontinued operations ("Continuing Revenues") for such quarter, as reported in the Company's filings with the Securities and Exchange Commission, are greater than the Continuing Revenues for the corresponding quarter of the preceding calendar year as so reported and (ii) the Company has at least $500,000 of "EBITDA" (that is, earnings before interest, taxes, depreciation and amortization, exclusive of non-recurring items and otherwise computed on a basis consistent with past practice, as the Company publicly discloses that figure) from continuing operations during such quarter (it being understood that, if the Formula Bonus for any quarter has not been earned by you as a result of the failure of either of the Performance Conditions to be satisfied for that quarter, such unpaid installment shall be permanently forfeited). All determinations of satisfaction of the Performance Condition shall be made by the Compensation Committee of the Board of Directors in accordance with the criteria set forth in this subparagraph (b).

            (c) Subject to the provisions of this subparagraph (c), the Company agrees to grant to you (i) on the Start Date a non-qualified stock option under the Company's 2000 Stock Incentive Plan (the "Plan") to purchase 210,000 shares of the Company's common stock (the "Common Stock"), at an exercise price equal to the closing price of the common stock on the NASDAQ National Market on the Start Date and (ii) subject to the approval by the Company's stockholders (which approval is being solicited in connection with the Company's 2002 Annual Meeting of Stockholders) to increase the number of shares available for issuance under the Plan, a non-qualified stock option (collectively, with the stock option contemplated by clause (i), the "Option") under the Plan to purchase 40,000 shares of the Company's common stock (the "Common Stock"), at an exercise price equal to the closing price of the common stock on the NASDAQ National Market on the date of such stockholder approval, if any. Your right to exercise the Option shall vest as follows: 50% on the first anniversary of the Start Date and 50% on the final day of the Employment Period.

      The foregoing, as well as such other terms and conditions as the Company may deem appropriate, shall be set forth in a definitive stock option agreement in the Company's customary form. Your rights as an optionee shall, to the extent not inconsistent with this agreement, be governed by the terms of such stock option agreement and the Plan. The Company shall cause the shares of Common Stock issuable upon the exercise of the Option to be registered on Form S-8 and/or Form S-3 (or any successor form) under the Securities Act of 1933, as amended.

            (c) You shall be entitled to (i) participate on the same basis as the other senior executives of the Company in any health insurance, life insurance, 401(k), profit-sharing or other employee benefit plan in effect with respect to such senior executives, (ii) four weeks' paid vacation annually, to be scheduled consistent with the Company's reasonable business requirements and
(iii) reimbursement of expenses reasonably incurred by you in connection with the performance of your duties hereunder, provided that you promptly furnish documentation therefor reasonably satisfactory to the Company. Any compensation payable pursuant to this Agreement shall be paid in accordance with the Company's normal payroll policy.

      3. (a) In the event of your death, the Employment Period shall automatically terminate, effective upon the date of your death. In the event that you are unable to perform the duties required of you pursuant to this Agreement for either one hundred twenty (120) consecutive days during the Employment Period, or one hundred eighty (180) days in the aggregate during any 365-day period during the Employment, by reason of illness or other illness or other physical incapacity, the Company may, after the expiration of such period, terminate the Employment Period.

            (b) In the event that there occurs a Corporate Transaction or a Change of Control (whether or not in association with a Corporate Transaction) (as such terms are defined in the Plan), or in the event that the Company at any time terminates the Employment Period without Cause, your right to purchase all shares subject to the Option shall automatically, without any further action, accelerate (to the extent such vesting is not otherwise accelerated in accordance with the Plan), with the "Post-Termination Exercise Period" under the Stock Option Agreement extended to one (1) year. In addition, in the event of a termination without Cause, you shall be entitled to receive a lump sum payment in an amount equal to the amount of your Base Salary for the longer of (1) the balance of the Employment Period and (2) the end of the fourth complete calendar quarter following such termination. In the event of any termination under this subparagraph (b), you shall not be under any obligation to attempt to mitigate your damages


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

arising from such termination, by seeking other employment or otherwise, nor shall the Company be entitled to offset against such damages any of your earnings from sources other than the Company following such termination. For purposes of this agreement, "Cause" is defined as your failure to perform services, or to comply with any of your other covenants, under this agreement, which failure is material to this agreement and remains uncured for ten (10) business days following your receipt of written notice thereof from the Company.

      4. Except as required in connection with the performance of your services to the Company, you shall not, during or after the termination of the Employment Period, use or disclose to any person, partnership or corporation any confidential business information or trade secrets of the Company obtained or learned by you during the Employment Period. You also agree that you shall not, for a period of one (1) year following the termination of the Employment Period, induce any employee of the Company to terminate his or her employment with the Company.

      5. You hereby agree that all ideas, creations, improvements and other works of authorship created, developed, written or conceived by you at any time during the Employment Period are works for hire within the scope of your employment and shall be the property of the Company free of any claim whatever by you or any person claiming any rights or interests through you. You acknowledge and agree that nothing contained herein shall require the Company to utilize your services, the Company's only obligation to you being payment of the compensation to which you are entitled under paragraph 2 and 3 above.

      6. You hereby agree to indemnify and hold the Company harmless from and against any and all loss, damage, cost and expense, including reasonable attorneys' fees, incurred by the Company as a result of, arising out of or in connection with a violation of any term or condition of this Agreement required to be performed or observed by you. The Company hereby agrees to indemnify and hold you harmless from and against any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees, incurred by you as a result of, arising out of or in connection with (i) a violation of any term or condition of this Agreement required to be performed or observed by the Company or (ii) your performance of your services in accordance with this agreement.

      7. This agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey and constitutes the entire agreement, and shall supersede any prior agreement, between the parties hereto on the subject matter hereof (it being understood that this Agreement supersedes the consulting agreement date September 21, 2001, between the Company and you, with the exception that you shall retain the stock option that was granted to you thereunder). No waiver or modification of the terms or conditions hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. This agreement


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

shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, administrators and executors.


                                        Yours very truly,

                                        WIRE ONE TECHNOLOGIES, INC.

                                        By:          /s/
                                           ---------------------------


          /s/
---------------------------
Lewis Jaffe


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